Exhibit 23.1

Consent of Independent Auditor

We hereby consent to the incorporation by reference in Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-193316) of Ur-Energy Inc. of our report dated March 3, 2014 relating to the financial statements and the effectiveness of internal control over financial reporting of Ur-Energy Inc., which appears in Ur-Energy Inc.’s Annual Report on Form 10-K for the year-ended December 31, 2013. We also consent to the reference to us under the heading “Experts” in Amendment No. 1 to the Registration Statement on Form S-3.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants
Vancouver, BC
March 4, 2014